[Letterhead of Commtouch]
--------------------------------------------------------------------------------
To: Compaq Financial Services Corporation                      December 19, 2001
Attn: Rick Steffey and Gary Silverman

                                                                 BY FAX
                                                                 (098-898-4191)

Re: Settlement of Lease Issues

This is to document the principles under which a more formal settlement agreement will be prepared and signed by Compaq Financial Services Corporation ("Compaq"), Commtouch Inc. and Commtouch Software Ltd.

         1. In resolution of all outstanding and further claims (except for indemnification claims) of Compaq under that certain Master Agreement(s) No. 100975 and/or No. 100956 and Schedules 1-4 issued thereunder between Compaq and Commtouch Inc., Commtouch Inc. shall pay to Compaq the sum $220,000 in two installments as follows: a) $110,000 immediately upon signing this letter agreement and b) $110,000 on January 11, 2002

         2. Commtouch Inc. and Compaq will jointly coordinate the return of the equipment that is the subject of Schedules 1-4 from Commtouch Inc. to Compaq.

         3. On or before December 28, 2001, Commtouch Software Ltd. shall pay to Compaq the sum of $110,780 ($22,156) per month) in liquidation of all past debt under the overseas lease schedule entered into by Commtouch Software Ltd. and Compaq (or an affiliate thereof). It is understood that such amount represents five months worth of lease payments that are currently outstanding.

         4. Commtouch Software Ltd. shall issue Warrants for the purchase of 200,000 ordinary shares in Commtouch Software Ltd. This issuance will take place on or before January 11, 2002.


Please sign below and return a copy of this to me by fax at 650-864-2006.


Thank you,

/s/ Avner Amram
---------------
Avner Amram, COO
On behalf of Commtouch Inc. and Commtouch Software Ltd.

Compaq Financial Services Corporation


By: Gary Silverman           /s/ Gary Silverman   12/21/01
                             ------------------------------

U.S. Office:                                               International Office:
2029 Stierlia Court                             6 Hazoran Street (P.O. Box 8511)
Mountain View, CA 94043                                    Poleg Industrial Park
Tel: 650-864-2290                                          Netarya, Israel 42504
Fax: 650-864-2006                          Tel: 972-9-8636888 Fax: 972-9-8636863

                                   SETTLEMENT
                     AND TERMINATION OF SERVICES AGREEMENT

         THIS SETTLEMENT AND TERMINATION OF SERVICES AGREEMENT ("Agreement") is made between Exodus Communications, Inc. ("Exodus"), a Delaware Corporation, on the one hand, and Commtouch Software ("Company"), on the other

         This Agreement is made in reference to the following facts:

         As of January 9, 2002, Exodus contends that Company owes an outstanding debt to Exodus in the amount of $491,442 as payment for services provided through January 1, 2002 by Exodus to Company in accordance with the terms of the Master Services Agreement, Professional Services Agreement, or Internet Data Center Services Agreement between Exodus and Company dated March 25, 1998 (the "Contract"); and

         Company disputes its obligation to pay the full amount that Exodus contends it is owed under the Contract; and

         WHEREAS, it is now the desire and intention of Exodus and Company to settle and resolve all disputes, differences and claims relating to the Contract which exist between them as of the date of this Agreement, with the exception of obligations arising out of this Agreement.

         NOW, THEREFORE, AND IN CONSIDERATION OF THE MUTUAL PROMISES AND RELEASES CONTAINED HEREIN, THE PARTIES DO HEREBY AGREE AS FOLLOWS:

         1. Unless otherwise stated in Exhibit A, Company agrees to pay Exodus the sum of $300,000 on or before January 10, 2002 or the payment shall be deemed untimely. All payments are to be made by via wire transfer to:

Wells Fargo Bank, Palo Alto, CA
ABA 121000248
ACCT# 4950037887
In the name of Exodus Communications, Inc.

         2. In the event of any failure to make a timely payment, as required under Paragraph 1 of this Agreement, Company agrees to pay the amount in Paragraph 1 as well as any and all reasonable attorneys' fees and costs incurred by Exodus in collecting such payment balance from Company.

         3. Except for the promises or obligations made or undertaken in this Agreement, upon Exodus' receipt of the last payment required under Paragraph 1 of this Agreement, Exodus and Company, on behalf of themselves and their respective successors and assigns, each hereby releases the other and its current and former officers, directors, shareholders, employees, affiliates, representatives, and agents from any and all claims, demands, and causes of action of any kind whatsoever, whether or not now known, suspected or claimed, which either ever had, now has, or claims to have had relating or connected to, or arising out of, the Contract. These mutual releases apply and extend to all rights, causes of action, or claims asserted, or which could have been asserted, by either party to this Agreement as of the date of this Agreement, irrespective of the theory of recovery that could have been asserted provided, however, that nothing herein shall be deemed to release extracontractual claims or claims or causes of action the Debtors could bring under chapter 5 of the Bankruptcy Code.

         4. It is the intention of Exodus and Company in executing this Agreement and in rendering and receiving the consideration called for by this Agreement that this Agreement shall be and is a full and final accord and satisfaction and mutual general release of and from all matters relating to the Contract.

         5. Exodus and Company each acknowledges that it is aware of Section 1542 of the Civil Code of the State of California, which provides as follows:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Exodus and Company each waives and relinquishes any right or benefit which it has or may have under Section 1542 of the Civil Code of the State of California. Exodus and Company each acknowledge that they are aware that they or their attorneys or agents may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of the Contract. Nonetheless, it is their intention fully, finally, and forever to settle and release all disputes and differences relating to the Contract, known or unknown, suspected or unsuspected, which now exist, may exist, or heretofore have existed between them, except as otherwise expressly provided in this Agreement. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete mutual releases, except as otherwise expressly provided, notwithstanding the discovery or existence of any such additional or different claim or fact.

         6. Any person signing this Agreement for a party represents and warrants that he has express authority to sign this Agreement for that party and agrees to hold the opposing party harmless for any costs or consequences of the absence of actual authority to sign.

         7. This Agreement is made under and will be governed by and construed in accordance with the laws of the State of California (except that body of law controlling conflicts of law). The language of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against one of the parties.

         8. Following Exodus' receipt of the payment in Paragraph 1, Company agrees to remove its equipment in accordance with the Contract within five (5) business days of such payment and if not, Exodus is hereby authorized to remove the Company's equipment from the Customer Area (as defined in the Contract) for storage and charge the Company storage fees until the Company's equipment is removed. Exodus shall not be responsible for any data stored in the Company's equipment. Company also agrees that upon execution of this Agreement, (i) Exodus may enter the Customer Area and take possession of any and all Exodus Supplied Equipment, Rental Equipment or Exodus equipment in accordance with the Contract ( the "Exodus Equipment"); (ii) that the Exodus Equipment does not contain any material owned by anyone other than Exodus; and (iii) to the extent the Exodus Equipment contains any material, Company agrees to irrevocably assign to Exodus any such material. Equipment removal by Company will be accomplished under Exodus-supervised access and in accordance with the terms of the Contract. If Company agrees to transfer to Exodus any of Company's equipment as part of the terms of this Agreement, Company agrees (i) to execute a Bill of Sale contemporaneously with this Agreement with the appropriate details; (ii) remove any material owned by anyone other than Exodus; and (iii) to the extent such equipment contains any material, Company agrees to irrevocably assign to Exodus any such material.

         9. If it has not already done so, upon execution of this Agreement, Exodus will immediately cease providing all services purchased by Company under the Contract.

         10. Company agrees not to (i) through oral or written statements or otherwise, disparage or defame Exodus, Exodus' services or products; or (ii) take any action, directly or indirectly, that may cause damage to or otherwise impair the business of Exodus or Exodus' current or future customers.

         11. This Agreement may be executed in counterparts which, taken together, shall constitute one and the same Agreement and shall be effective as of the date last written below.

         12. The parties agree that this Agreement and its specific terms, including the existence of this Agreement, will be held in strictest confidence, and will not be disclosed to anyone except the parties to it, their respective counsel and their necessary agents, any and all policing or regulatory agencies and as required by law.

         13. This Agreement constitutes the entire agreement between Exodus and Company with respect to the Contract and supersedes all prior negotiations and agreements, whether written or oral. This Agreement may not be altered or amended except by an instrument in writing executed by both parties.

         14. The parties understand and agree that they are represented by counsel of their choice, and that they have not relied upon the statements or advice of the other party, its agents, counsel or employees.

         IN WITNESS WHEREOF, Exodus and Company have executed this Agreement on the dates indicated below.


COMPANY

Signature:   /s/ Avner Amram
          -----------------------------------


Print Name:   AVNER AMRAM
          -----------------------------------


Title:   COO
      ---------------------------------------


Date:  1/10/2002
     ----------------------------------------



EXODUS COMMUNICATIONS, INC.

Signature:   /s/ Michael J. Conner
          -----------------------------------


Print Name:   MICHAEL J. CONNER
          -----------------------------------


Title:   SVP
      ---------------------------------------


Date:  1-10-02
     ----------------------------------------